                                                                  EXHIBIT 10.9



                            ASSET PURCHASE AGREEMENT

                                 by and between

                            PHOENIX TECHNOLOGIES LTD.

                                       and

                      XIONICS INTERNATIONAL HOLDINGS, INC.

                                   dated as of

                               SEPTEMBER 30, 1994

                                                               Section
Description                                                   Reference
- -----------                                                   ---------

Accounts Receivable                                           1.01
Intellectual Property                                         1.02
Real Property                                                 1.03
Contracts                                                     1.04
Office Equipment                                              1.07
Excluded Assets                                               2
Promissory Note                                               4.0l(a)
Financials                                                    6.03
Compliance with Laws                                          6.04
Title to Purchased Assets                                     6.05
Accounts Receivable                                           6.06
Litigation                                                    6.08
Employee Matters                                              6.09
Intellectual Property                                         6.10
Undisclosed Liabilities                                       6.11
Regulatory Approvals                                          6.12
Projections Financials                                        6.14
Certificate of Incorporation                                  7.06
Capital Structure                                             7.07
Regulatory Approvals                                          7.07
Undisclosed Liabilities                                       7.08
Projections                                                   7.14
Registration Rights & Shareholder Agreements                  7.16
Trademark                                                     9.06
Maintenance Obligations                                       11.08
Tax Matters                                                   11.12
                                                              12.04



                               Related Agreements
                               ------------------

                                                               Section
Description                                                   Reference
- -----------                                                   ---------

Sublease Agreement                                            1.03/1.04
                                                              8.06(f)/9.07(h)
Promissory Note                                               11.03
Bill of Sale                                                  4.01(a)
Assignment and Assumption Agreement                           8.06(a)
Amendment to Shareholder Agreement                            9.07(c)
Amendment to Registration Rights Agreement                    8.06/9.06
Amendment to Stock Purchase and Exchange Agreement            8.06/9.06
Japan Distribution Agreement                                  8.06/9.07
Eclipse License Agreement                                     8.06/9.07

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This Asset Purchase Agreement (this "Agreement") is made as of September 30, 1994, by and between Phoenix Technologies Ltd., a Delaware corporation ("Seller" or "Phoenix"), and Xionics International Holdings, Inc., a Delaware corporation ("Purchaser" or "Xionics").

                                  WITNESSETH:
                                  -----------

     WHEREAS, a division of Seller is currently engaged in the business of developing and marketing system software which enables computer printer manufacturers to design and manufacture printers that can support multiple page description language emulations (the "Business"); and

     WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase and acquire from Seller, certain of Seller's assets relating to the Business and to assume certain liabilities of Seller relating to the Business; and

     WHEREAS, Purchaser wishes to enter into certain other agreements with Seller relating to the purchase of such assets and assumption of such liabilities, all upon the terms and subject to the conditions hereinafter stated.

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                               PURCHASE AND SALE
                               -----------------

     1. TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase and accept from Seller, free and clear of liens, attachments, charges and encumbrances (except as noted herein) all of Seller's right, title and interest in and to the following assets (the "Purchased Assets"):

          1.01 ACCOUNTS RECEIVABLE. All of Seller's rights to the accounts receivable listed on the Schedule to this Section (the "Accounts Receivable").

          1.02 INTELLECTUAL PROPERTY. All of Seller's rights in intellectual property and intangible property rights, constituting, embodied in or pertaining to (a) all United States or foreign copyrights in the works listed on the Schedule to this Section and any copyright registrations and any copyright applications to register claims of copyrights for the works listed on the Schedule to this Section; and (b) United States and foreign patents and patent applications listed in the Schedule to this Section; and (c) all claims and potential claims of Seller for infringement by any person of Seller's rights with respect to any of the foregoing (collectively the "Intellectual Property").

          1.03 LEASES AND RELATED FACILITIES. The rights of Seller to occupy the real property identified on the Schedule to this Section subject to the terms and conditions of the Sublease Agreement referenced in Articles VIII and IX hereof (the "Sublease").

          1.04 CONTRACTS. Subject to Section 11.01 hereof, all rights under executory contracts, agreements, arrangements or commitments, written or oral, relating to the Business to which Seller is a party or by which it is bound (including all sales orders, sales and purchase contracts, and vendor agreements), and including those listed on the Schedule to this Section (the "Contracts").

          1.05 PERSONNEL RECORDS. All personnel records for Seller's employees identified on the Schedule to Section hereto (the "Employees").

          1.06 BOOKS AND RECORDS. The personnel records identified in Section 1.05; all books and records that relate directly to the Contracts; all source code, object code, flow charts, logic diagrams manuals, guides and specifications that relate directly to the Intellectual Property; and all books and records in Seller's possession or control which relate directly and exclusively to the Business and which exist as of the Closing (as hereinafter defined).

          1.07 OFFICE EQUIPMENT. The personal computers, equipment and software listed on the Schedule to this Section (the "Office Equipment").

          1.08 CASH. One Million Dollars ($1,000,000).

          1.09 DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE VI HEREOF, (1) PHOENIX MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS (INCLUDING, WITHOUT LIMITATION, THE INTELLECTUAL PROPERTY) AND/OR THE PHOENIX RIGHTS (AS HEREINAFTER DEFINED), AND (2) PHOENIX HEREBY DISCLAIMS ALL OTHER WARRANTIES EXPRESS AND IMPLIED INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF NON-INFRINGEMENT OF THE RIGHTS OF THIRD PARTIES (INCLUDING, WITHOUT LIMITATION, RIGHTS UNDER PATENT, COPYRIGHT AND TRADE SECRETS).

          1.10 Transfer. The Purchased Assets will be transferred to Purchaser at the leased premises described in

Schedule 1.03 hereof at the Closing. All costs and expenses of moving the Purchased Assets from such leased premises shall be paid by Purchaser.

                                   ARTICLE II
                                 EXCLUDED ASSETS
                                 ---------------

     2. ASSETS EXCLUDED FROM SALE. All provisions of this Agreement to the contrary notwithstanding, there shall be excluded from the purchase and sale contemplated hereunder assets listed on the Schedule to this Section.

                                   ARTICLE III
                            ASSUMPTION OF LIABILITIES
                            -------------------------

          3.01 ASSUMPTION OF LIABILITIES. As partial consideration for the purchase of the Purchased Assets, upon the Closing hereunder, Purchaser will assume and agrees to pay, perform and discharge to the extent not theretofore performed, paid or discharged, the following liabilities and obligations of Seller as the same shall exist on the Closing Date (collectively the "Assumed Liabilities"):

               (a) Seller's obligation to perform under the Contracts;

               (b) All liabilities and obligations under or with respect to accounts payable of the Business to the extent they are incurred by Purchaser on or after the Closing (the "Accounts Payable");

               (c) Seller's obligations to perform under the terms of any warranties and/or maintenance provisions of the Contracts which may have arisen in the course of the conduct by Seller of the Business;

               (d) any federal, state or local, excise, sales, personal property or other taxes which relate to the Business and which are incurred by reason of the transfer or sale of the Purchased Assets to Purchaser pursuant to this Agreement; and

               (e) any and all claims, including without limitation, contract, tort, negligence, gross negligence, strict liability, express or implied warranty, Restatement of Torts claims and derivative claims, resulting from or arising out of products sold by Purchaser or services provided by Purchaser in connection with the Business on or after the Closing.

          3.02. EXCLUDED LIABILITIES. Notwithstanding any provision in this Agreement or any Related Agreement to the contrary, Purchaser assumes only the Assumed Liabilities and will not be assuming any other liability or obligation of the Seller of whatever nature, whether presently in existence or arising hereafter, and all such other liabilities and obligations shall be retained by and remain liabilities of the Seller (all such other liabilities being hereinafter referred to, collectively, as the Excluded Liabilities").

                                   ARTICLE IV
                                PURCHASE AND SALE
                                -----------------

          4.01 PURCHASE PRICE. In consideration of Seller's sale, assignment and transfer of the Purchased Assets to Purchaser and Seller's agreement to perform the terms, covenants and provisions of this Agreement on its part to be performed, Purchaser, in addition to assuming the Assumed Liabilities at Closing and agreeing to perform all of the terms, covenants and provisions of this Agreement on its part to be performed, will pay to Seller the Purchase Price", as defined below, which shall be paid by Purchaser at the Closing as required by this Agreement, except that the Contingency Payment (as defined below) shall be payable within forty-five days after September 30, 1995:

          4.01 (a) The Purchase Price shall consist of: (1) a promissory note (the "Promissory Note") in the form set forth in the Schedule to this Section, and (2) 1,184,695 shares of the Class A Preferred Stock (the "Shares") of Purchaser, and (3) a "Contingency Payment" equal to forty percent (40%) of the gross margin from the revenues received from Hewlett Packard generated by Purchaser during the twelve month period immediately following the Closing Date from either (a) the sale, licensing or other disposition of any product or technology which is based on or includes, as a material component, any portion of the Purchased Assets or (b) license fees and/or royalties from the sale, licensing or other disposition of any product or technology which is based on or includes, as a material component, any portion of the Purchased Assets, but only to the extent that the gross margin from revenues from all customers (including Hewlett Packard) generated by Purchaser during the twelve month period immediately following the Closing Date from either (a) the sale, licensing or other disposition of any product or technology which is based on or includes, as a material component, any portion of the Purchased Assets or (b) license fees and/or royalties from the sale, licensing or other disposition of any product or technology which is based on or includes, as a material component, any portion of the Purchased Assets, exceeds $7,129,000.

                                    ARTICLE V
                                     CLOSING
                                     -------

     5. PLACE AND DATE. The closing (the "Closing") of the transactions contemplated by this Agreement will take place at 10:00 AM on November 4, 1994 at Seller's offices at 846 University Avenue, Norwood, MA 02062 or at such other place or later time as the parties may agree in writing, provided that such later time shall in no event be later than five days following the satisfaction or waiver of all conditions to Closing set forth in Articles VIII and IX. However, all transactions contemplated by this Agreement shall be concluded, and all obligations and liabilities of Seller and Purchaser regarding such transactions (including without limitation the payment obligations under Article XI hereof) shall be determined, as if the Closing had occurred on September 30, 1994 and the term "Closing Date" as used herein shall mean September 30, 1994. At the Closing, Seller shall pay to Purchaser all cash received from the collection of the Accounts Receivable since September 30, 1994 through the date of the Closing and the Accounts Receivable shall be reduced by deleting all accounts for which Purchaser is so paid. At the Closing, Purchaser shall pay to Seller $605,765 plus $20,956 for each day after October 31, 1994 which the Closing actually occurs as reimbursement for all expenses incurred in the operation of the Business from September 30, 1994 until the Closing.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

     6. MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Purchaser to enter into and perform this Agreement, Seller hereby represents and warrants to Purchaser, as of the Closing, that:

          6.01 CORPORATE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease its properties and to carry on its businesses as now conducted. Seller is not insolvent" as such term is defined under generally accepted accounting principles or applicable Federal or state bankruptcy or insolvency laws.

          6.02 AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement and the agreements required to be executed and delivered pursuant hereto (the "Related Agreements") by Seller and the performance by Seller of the obligations to be performed hereunder and thereunder have been duly authorized by all necessary and appropriate corporate action, including all necessary and appropriate action by the Board of Directors of Seller. The execution and delivery of this Agreement and the Related Agreements by Seller and the consummation of the transactions contemplated hereby and thereby by Seller do not and will not conflict with, or result in a breach of, or constitute a default under, the terms or conditions of the Certificate of Incorporation of Seller or its By-Laws, any court or administrative order or process by which Seller is bound, any agreement or instrument to which Seller is a party or by which Seller is bound, or any statute or regulation of any governmental agency, and will not result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the Purchased Assets. This Agreement and the Related Agreements are the valid and binding obligations of Seller enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and by applicable equitable remedies.

          6.03 FINANCIAL STATEMENTS. Seller has delivered to Purchaser copies of the unaudited statement of operations of Seller with respect to the Business for the nine-month period ended June 30, 1994 (the "Financials"), which Financials are set forth in the Schedule to this Section. Except as set forth on the Schedule to this Section, the Financials have been prepared in accordance with generally accepted accounting principles consistently applied (except that the Financials lack footnotes normally contained in financial statements prepared in accordance with generally accepted accounting principles and are subject to normal year-end audit adjustments which are not material either individually or in the aggregate) and fairly state the results of operations of the Business for the fiscal period indicated. Since the date of the Financials and except as set forth on the Schedule to this Section or Schedule 6.14 hereof, there has been no material adverse change in the operations or in the financial condition or prospects of the Business and Seller has conducted the Business solely in the ordinary course consistent with past practices. Since the date of the Financials, except as set forth on Schedule 1.04 hereof, Seller has not, directly or indirectly, (a) disposed of any property or assets used in the conduct of the Business other than in the ordinary course of business consistent with past practice, (b) modified or amended in any material respect any Contract or waived or released any material right with respect thereto, or (c) entered into any transaction, contract or agreement related to the Business or the Purchased Assets other than in the ordinary course of business, or entered into any fixed price development contract, or any time and materials contract at rates less than $1,050 (except for contracts with Hewlett Packard Company and Dataproducts Corporation listed on Schedule 1.04 hereof) per engineer per day. Seller makes no representation or warranty, and shall have no obligation or liability, with respect to the financial performance of the Business and/or the value of the Purchased Assets, after the date of this Agreement.

          6.04 COMPLIANCE WITH LAWS. Except as otherwise set forth on the Schedule to this Section, Seller has never received written notification of, and is not otherwise aware of, any asserted past or present failure by it to operate the Business in compliance with federal, state and local statutory and common laws, rules, regulations, ordinances, codes and orders ("Laws") governing the operation of the Business. Except as otherwise set forth on the Schedule to this Section, Seller has complied with all Laws governing the operation of the Business the violation of which could have a material adverse effect on the Business.

          6.05 RIGHT TO PURCHASED ASSETS. Except as otherwise set forth on the Schedule to this Section, Seller is the true and lawful owner of, has good and marketable title to, and has the full right, without any restriction of any kind, to sell, assign, transfer, and deliver the Purchased Assets free and clear of all encumbrances, liens, charges or other restrictions. Except as otherwise set forth on the Schedule to this Section, after giving effect to the Closing, Purchaser will be the true and lawful owner of, and have good and marketable title to, all of the Purchased Assets, free and clear of all encumbrances, liens, charges and other restrictions.

          6.06 ACCOUNTS RECEIVABLE. All of the Accounts Receivable constitute valid claims incurred in the ordinary course of business. Except as set forth on the Schedule to this Section or Schedules 1.01 or 1.04 hereof, no account debtor has refused or threatened to refuse, or indicated its inability, to pay in the ordinary course of business its obligations constituting Accounts Receivable for any reason.

          6.07 CONTRACTS. To the best knowledge of Seller and except as set forth on Schedule 1.04 hereof, each Contract is legally valid and binding on the parties thereto and is in full force and effect. To the best of Seller's knowledge and except as set forth on Schedule 1.04 or Schedule 1.01 hereof, Seller is not in default or alleged to be in default in any material respect under any Contract and, to the knowledge of Seller, there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice or the lapse of time, or both, would become a default under any Contract, or which would, alone or with the giving of notice or the lapse of time, or both, constitute grounds for termination of any Contract by any party thereto. To Seller's knowledge, all material obligations to be paid or performed by the parties to the Contracts other than Seller have been fully paid or performed and no party to any Contract has threatened not to pay or perform any such obligation.

          6.08 LITIGATION. Except as set forth on the Schedule to this Section, there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before (or to Seller's knowledge any investigation by) any governmental or other instrumentality or agency, pending, or, to Seller's knowledge, threatened, against Seller relating to the Business or any of the Purchased Assets that questions the legality, validity or enforceability of this Agreement or any of the Related Agreements or any of the transactions contemplated hereby or thereby, or that would, if successful, enjoin, restrict or hinder the consummation of the transactions contemplated hereby or thereby or the use by Purchaser of any of the Purchased Assets; and to Seller's knowledge there does not exist any valid basis for any such action, suit, proceeding, arbitration or investigation. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding to which it is a party which relates to the Business or any of the Purchased Assets.

          6.09 EMPLOYEE MATTERS. The Schedule to this Section lists the names of all employees of Seller which Purchaser has indicated to Seller it wishes to hire (the "Employees"); together with the amount of their current compensation. Except as set forth in the Schedule to this Section, Seller is not a party to or bound by any contract, agreement, arrangement or commitment relating to the employment of any Employee which would impose obligations on Purchaser.

          6.10 INTELLECTUAL PROPERTY. Except as set forth on the Schedule to this Section, Seller has no knowledge that any third party is infringing on any of the Intellectual Property. Except as set forth in the Schedule to this Section, Seller has no knowledge that the use by Seller of the Intellectual Property in connection with the Business infringes on any intellectual property right of any person or entity. Except for Seller's intellectual property rights in and to Seller's Eclipse product line, Schedule 1.02 hereof includes all material copyrights and patent rights currently being used by Seller in the Business.

          6.11 UNDISCLOSED LIABILITIES. To Seller's knowledge Seller does not have any liabilities which are material in the aggregate with respect to the Business, either accrued, absolute, contingent or otherwise, except as set forth in the Financials or Schedule 6.03 hereof, other than liabilities incurred after the date of the Financials in the ordinary course of business and which do not involve borrowings by Seller or otherwise set forth on the Schedule to this Section. For purposes of this Section 6.11, material means in excess of $100,000.

          6.12 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Seller in connection with the execution, delivery or performance by the Seller of this Agreement or any documents to be executed and delivered by the Seller in connection herewith are set forth on the Schedule to this Section.

          6.13 KNOWLEDGE. When a representation in this Agreement is made to the knowledge of Seller, such knowledge shall be understood to be the actual knowledge of the executive officers of Seller, and the General Manager and Director of Research and Development of the Business, as acquired in the fulfillment of their day-to-day responsibilities in the Business.

          6.14 PROJECTIONS. Neither this Agreement (including the Schedules hereto), the Related Agreements nor any document or certificate delivered by Seller to Purchaser at the Closing contains any statement by Seller that to Seller's knowledge is materially untrue or materially misleading or that, when taken as a whole, omits to state any fact necessary to make the information presented therein not misleading in a material respect. The projections set forth in the Schedule to this Section reflect Seller's reasonable good faith estimate, as of the date hereof, of the total projected revenue of the Business and the total projected revenue of the Business from all of the customers listed on that Schedule, in each case, for the twelve months commencing October 1, 1994. To Seller's knowledge, there is no material fact that would make such projections unreasonable in any material respect; provided however, Seller makes no representation or warranty (except as expressly set forth in this Section 6.14) with respect to such projections.

          6.15 ACCREDITED INVESTOR. With respect to receipt by Seller of the Shares, (1) Seller is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1993, (2) Seller is acquiring the Shares for investment only and understands the risks of investment inherent in acquiring the Shares, including the risk of loss and the risk that there is not and may not be a market for the Shares or other manner to realize upon such investment and (3) has had sufficient access to the records and officers of Xionics to make an informed investment decision.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

     7. MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Seller to enter into and perform this Agreement, Purchaser hereby represents and warrants to Seller, as of the Closing, that:

          7.01 CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder, to own its property and carry on its business and to issue the Shares. Purchaser and each of its subsidiaries are duly qualified or licensed to do business as a foreign corporation and are in good standing in each jurisdiction in which the character and location of their respective properties (owned or leased) or the nature of their respective business activities make such qualification or licensing necessary, except for such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the business, properties or condition (financial or otherwise), of Purchaser and its subsidiaries, taken as a whole.

          7.02 AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement and the agreements required to be executed and delivered pursuant hereto (also, the "Related Agreements") by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the issuance by Purchaser of the Shares have been duly authorized and approved by all requisite corporate action on the part of Purchaser, and are within its corporate powers. This Agreement and the Related Agreements are valid and binding obligations of Purchaser enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and by applicable equitable remedies. The execution and delivery of this Agreement and the Related Agreements by Purchaser, the consummation of the transactions contemplated hereby and thereby by Purchaser and the issuance of the Shares do not and will not, in a material way, conflict with or result in a breach of or constitute a default under, the terms and conditions of Purchaser's Certificate of Incorporation, its By-Laws, any court or administrative order or process, any agreement or instrument to which Purchaser is a party or by which it is bound, or any statute or regulation of any governmental agency.

          7.03 THE SHARES. The Shares are duly authorized, and when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of all liens, encumbrances, preemptive rights and restrictions (except restrictions arising under federal or applicable state securities laws) and will have the rights and restrictions as provided in Purchaser's Certificate of Incorporation. After giving effect to the Closing, Seller will be a party to all agreements granting rights to any holder of any shares of Purchaser's Class A Preferred Stock as a holder of such Class A Preferred Stock. After giving effect to the issuance of the Shares and after the Closing, the Shares constitute 19.9% of the capital stock of Purchaser on a fully diluted basis (excluding 25,595 shares issued to Peter Santeuasanio).

          7.04 NO DEFAULTS. To the best of Purchaser's knowledge, neither Purchaser nor any of its subsidiaries is in violation of (i) its Certificate of Incorporation or Bylaws as in effect on the date hereof; (ii) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority, which violation could have, singly or in the aggregate, a material adverse effect on the business, properties, condition (financial or otherwise), or prospects of Purchaser and its subsidiaries, taken as a whole; or (iii) any agreement to which Purchaser or any of its subsidiaries is a party or by which any of their properties or assets are bound, which violation could have, singly or in the aggregate, a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of Purchaser and its subsidiaries, taken as a whole. To the best of Purchaser's knowledge, no basis exists for any entity with whom Purchaser has such an agreement that is material to the business, properties condition (financial or otherwise) or prospects of Purchaser and its subsidiaries, taken as a whole, to assert that Purchaser has breached any such agreement in any material respect. Purchaser is not in arrears with respect to any indenture or other instrument of Purchaser concerning monies borrowed or with respect to dividends on shares of capital stock.

          7.05 ACTIONS PENDING. There is no claim, action, suit, investigation or proceeding, pending or, to the knowledge of Purchaser, threatened, against Purchaser or any of its subsidiaries or any of their respective properties or assets by or before any court, arbitrator or governmental body, department, commission, board, bureau, agency or instrumentality, which questions the validity of this Agreement or the issuance of the Shares or any action taken or to be taken pursuant hereto or thereto. There is no claim, litigation or governmental proceeding or investigation pending, or to the knowledge of the Purchaser, threatened, against Purchaser or any of its subsidiaries which is reasonably likely to result in a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of Purchaser and its subsidiaries, taken as a whole. Neither Purchaser nor any of its subsidiaries is in default in any respect with respect to any judgment, order, writ, injunction, decree or award, except for any such default which would not have a material adverse effect on the business properties, condition (financial or otherwise) or prospects of Purchaser and its subsidiaries, taken as a whole.

          7.06 FINANCIAL STATEMENTS. Purchaser has made available to Seller the audited consolidated financial statements (balance sheet and income statement) of Purchaser and its subsidiaries as at and for the twelve month period ended June 30, 1994 (the "Financial Statements"). The Financial Statements fairly present the financial condition and operating results of Purchaser and its subsidiaries as of the dates and for the periods indicated therein on a consolidated basis. Except as set forth in the Financial Statements, Purchaser has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 1994, and
(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results or prospects of Purchaser and its subsidiaries, taken as a whole. Since the date of the Financial Statements, except as set forth on Schedule 7.06 hereof, Purchaser has not, directly or indirectly, (a) disposed of any property or assets used in the conduct of Purchaser's business other than in the ordinary course of business consistent with past practice, or (b) entered into any transaction, contract or agreement related to Purchaser's business other than in the ordinary course of business consistent with past practices.

          7.07 CAPITALIZATION. The authorized, issued and outstanding capital of Purchaser is as set forth on the Schedule to this Section. Except as set forth in the Schedule to this Section, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Purchaser of any shares of its capital stock. Except for the Shareholder Agreement (as hereinafter defined), Purchaser is not a party or subject to any agreement or understanding, and, to Purchaser's knowledge, there is no agreement or understanding between any persons and/or entities, that affects or relates to the voting or giving of written consents with respect to any security or by a director of Purchaser. The rights, privileges, preferences and restrictions of all classes and series of Purchaser's capital stock are as stated in Purchaser's Certificate of Incorporation attached hereto as Schedule 7.07.

          7.08 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Purchaser in connection with the execution, delivery or performance by Purchaser of this Agreement or any documents to be executed and delivered by Purchaser in connection herewith are set forth on the Schedule to this Section.

          7.09 NOT A "FOREIGN PERSON". Purchaser represents that it is not a "foreign person" and is not an entity controlled by or acting on behalf of a "foreign person" or a "foreign government" as such terms are defined in Section 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. App. [section]2158 et seq.).

          7.10 THIS SECTION INTENTIONALLY LEFT BLANK.

          7.11 KNOWLEDGE. When a representation in this Agreement is made to the knowledge of Purchaser, such knowledge shall be understood to be the actual knowledge of the executive officers of Purchaser as acquired in the fulfillment of their day-to-day responsibilities.

          7.12 INTELLECTUAL PROPERTY. Purchaser has no knowledge that any person or entity is infringing on any intellectual property or other asset currently being used by Purchaser in the operation of Purchaser's business. Purchaser has no knowledge that any intellectual property or other asset currently being used by Purchaser in the operation of Purchaser's business infringes on any intellectual property right or other right of any person or entity.

          7.13 RELIANCE. Purchaser has not entered into this Agreement or any related transaction based on any information, representation, document, forecast, financial statement, fact or other statement which is not expressly set forth in this Agreement, a Schedule to this Agreement, an attachment to this Agreement, the Related Agreements, the related closing documents or other agreements executed and delivered in connection with this Agreement.

          7.14 UNDISCLOSED LIABILITIES. To Purchaser's knowledge Purchaser does not have any liabilities which are material in the aggregate with respect to the business of Purchaser and its subsidiaries, taken as a whole, either accrued, absolute, contingent or otherwise, except as set forth in the Financial Statements or the notes thereto, other than liabilities incurred after the date of the Financial Statements in the ordinary course of business or otherwise set forth on the Schedule to this Section. For purposes of this Section 7.14, material means in excess of $100,000.

          7.15 SUBSIDIARIES. Each of Xionics International Holdings, Limited, a UK company, Xionics International, Limited, a UK company, and Xionics, Inc., a Delaware corporation, are direct or indirect wholly-owned subsidiaries of Purchaser and no other person or entity has any right to acquire any ownership interest in such subsidiaries.

          7.16 PROJECTIONS. Neither this Agreement (including the Schedules hereto), the Related Agreements nor any document or certificate delivered by Purchaser to Seller at the Closing contains any statement by Purchaser that to Purchaser's knowledge is materially untrue or materially misleading or that, when taken as a whole, omits to state any fact necessary to make the information presented herein or therein not misleading in a material respect. The projections set forth in the Schedule to this Section reflect Purchaser's reasonable good faith estimate, as of the date hereof, of the total projected revenue of Purchaser's business for the applicable time periods. To Purchaser's knowledge, except as set forth in Schedule 7.16 hereof, there is no material fact that would make such projections unreasonable in any material respect; provided however, Purchaser makes no representation or warranty (except as expressly set forth in this Section 7.16) with respect to such projections.

          7.17 PIXEL MANIC. It is not the intention of Purchaser to enter into any agreement with Pixel Magic, Inc. which involves the issuance of any shares of capital stock of Purchaser for value, determined in good faith by Purchaser's Board of Directors, less on a per share basis, than paid by Seller, Purchaser hereby acknowledging for purposes of this Section 7.17 that, included within the transactions covered by this Agreement, Seller has paid $750,000 for 4.9% of the capital stock of Purchaser on a fully diluted basis.

                                  ARTICLE VIII
                         CONDITIONS PRECEDENT TO CLOSING
                                  BY PURCHASER
                                  ------------

     8. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions precedent on or before the Closing, subject to the right of Purchaser to waive any one or more of such conditions:

          8.01 LEGAL MATTERS. All actions, proceedings, instruments and documents required to carry out this Agreement or any of the Related Agreements or incidental hereto or thereto shall have been taken. No litigation, proceeding, investigation or inquiry shall be pending or threatened which might materially delay or prevent the consummation of the transactions contemplated hereby or subject Purchaser to any liability or adversely affect the Business or any of the Purchased Assets.

          8.02 REPRESENTATIONS. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing.

          8.03 APPROVALS. All consents, approvals, authorizations and other requirements prescribed by law, rule or regulation which must be obtained or satisfied by Seller or Purchaser in connection with the execution, delivery and performance by Seller or Purchaser of this Agreement or any of the Related Agreements, or any of the transactions contemplated hereby or thereby, shall have been obtained.

          8.04 LEGAL INVESTMENT. At the time of the Closing, the issuance of the Shares hereunder shall be legally permitted by all laws and regulations to which Purchaser and/or Seller are subject.

          8.05 MATERIAL ADVERSE CHANCE. Since the date hereof, there has not been a material adverse change (or any condition, event or development involving a prospective material adverse change) in the financial condition of the Business or in the value of the Purchased Assets, taken as a whole.

          8.06 CLOSING DOCUMENTS. Seller shall have delivered or caused to be delivered to Purchaser or Purchaser shall have received, in a form reasonably satisfactory to counsel for Purchaser:

     (a) general bill of sale conveying the Purchased Assets to Purchaser as required by this Agreement, duly executed by Seller (Seller and Purchaser hereby agreeing that neither the representations and warranties nor the rights and remedies of any party hereunder shall be deemed to be enlarged, modified or altered in any way by such bill of sale);

     (b) duly executed assignments, in recordable form where appropriate, of the Intellectual Property;

     (c) certified copies of the resolutions adopted by Seller's Board of Directors authorizing the sale of the Purchased Assets to Purchaser in accordance with this Agreement and Seller's execution, delivery and performance of this Agreement and the Related Agreements;

     (d) a certificate of the Seller, dated as of the Closing, certifying the fulfillment of the conditions specified in this Article VIII;

     (e) a certificate of incumbency executed by the Secretary of Seller certifying the names, titles and signatures of the officers authorized to execute this Agreement and the Related Agreements;

     (f)  a duly executed Sublease Agreement dated as of the Closing;

     (g) an agreement mutually acceptable to Purchaser and Seller pursuant to which Seller's Japanese subsidiary will distribute Purchaser's products in Japan;

     (h) an opinion, addressed to Purchaser from counsel to Seller, dated as of the Closing;

     (i) execution by all holders of Purchaser's capital stock (i) of a written consent in lieu of special meeting authorizing and permitting the execution, delivery and performance by Purchaser of this Agreement and the Related Agreements and the execution and filing of an Amendment to the Certificate of Incorporation of Purchaser necessary to permit the issuance of the Shares, (ii) of a valid and binding waiver waiving the antidilution protection set forth in Purchaser's Certificate of Incorporation with respect to the issuance of the Shares and the issuance of shares of the Purchaser's common stock upon conversion of the Shares and (iii) amendments to Purchaser's Registration Rights Agreement, Shareholders Agreement and Stock Purchase and Exchange Agreement, each dated as of June 30, 1993, in order to permit Seller to become a party thereto, to appoint one representative of the Board of Directors of Purchaser and to receive the other benefits afforded thereby to other holders of the Purchaser's Class A Preferred Stock;

     (j) an agreement mutually acceptable to Purchaser and Seller pursuant to which Seller licenses to Purchaser Seller's Eclipse FAX product; and

     (k)  such other documents and certificates as are contemplated hereby.

     8.07 SCHEDULES. All Schedules to this Agreement and all Related Agreements shall be completed and be in form and substance satisfactory to Purchaser.

     8.08 MAINTENANCE. Seller and Purchaser shall have agreed to the flat monthly fee to be paid pursuant to Section 11.12 hereof.

                                   ARTICLE IX
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                   OF SELLER
                                   ---------

          9.0 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions precedent on or before the Closing, subject to the right of Seller to waive any one or more of such conditions:

          9.01 LEGAL MATTERS. All actions, proceedings, instruments and documents required to carry out this Agreement or any of the Related Agreements or incidental hereto or thereto shall have been taken. No litigation, proceeding, investigation or inquiry shall be pending or threatened which might materially delay or prevent the consummation of the transactions contemplated hereby or subject Seller to any liability or adversely affect Purchaser's business.

          9.02 REPRESENTATIONS. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing.

          9.03 APPROVALS. All consents, approvals, authorizations and other requirements prescribed by law, rule or regulation which must be obtained or satisfied by Purchaser or Seller in connection with the execution, delivery and performance by Purchaser or Seller of this Agreement or any of the Related Agreements, or any of the transactions contemplated hereby or thereby, shall have been obtained.

          9.04 LEGAL INVESTMENT. At the time of the Closing, the issuance of the Shares hereunder shall be legally permitted by all laws and regulations to which Purchaser and/or Seller are subject.

          9.05 MATERIAL ADVERSE CHANCE. Since the date hereof, there has not been a material adverse change (or any condition, event or development involving a prospective change) in the business, properties or condition (financial or otherwise) of Purchaser and its subsidiaries, taken as a whole.

          9.06 OTHER AGREEMENTS. Purchaser, Seller and all other required persons and entities shall have executed and delivered to Seller an amendment to each of Purchaser's Registration Rights Agreement dated as of June 30, 1993, Purchaser's Shareholder Agreement dated as of June 30, 1993 and Purchaser's Stock Purchase and Exchange Agreement dated as of June 30, 1993, each in a form reasonably satisfactory to counsel for Seller.

          9.07 CLOSING DOCUMENTS. Purchaser shall have delivered to Seller or Seller shall have received, in a form reasonably satisfactory to counsel for the
Seller:

     (a)  the Promissory Note duly executed;

     (b) valid and duly executed certificates representing the Shares issued in the name of Seller or a designee of Seller;

     (c) an assignment and assumption agreement with respect to the Assumed Liabilities duly executed by Purchaser;

     (d) certified copies of the resolutions adopted by Purchaser's Board of Directors authorizing the purchase of the Purchased Assets from Seller in accordance with this Agreement and the Purchaser's execution, delivery and performance of this Agreement and the Related Agreements and the issuance of the Shares;

     (e) a certificate of the Purchaser, dated as of the Closing, certifying the fulfillment of the conditions specified in this Article IX;

     (f) a certificate of incumbency executed by the Secretary of Purchaser certifying the names, titles and signatures of the officers authorized to execute this Agreement and the other documents referred to herein and certifying that the Certificate of Incorporation and Bylaws delivered to the Seller are in full force and effect without further modification or amendment;

     (g) an opinion, addressed to Seller from counsel to Purchaser, dated as of the Closing;

     (h)  a duly executed Sublease Agreement dated as of the Closing;

     (i) a certificate of good standing and legal existence of Purchaser issued by the State of Delaware;

     (j) an agreement mutually acceptable to Purchaser and Seller pursuant to which Seller's Japanese subsidiary will distribute Purchaser's products in Japan;

     (k) execution by all holders of Purchaser's capital stock (i) of a written consent in lieu of special meeting authorizing and permitting the execution, delivery and performance by Purchaser of this Agreement and the Related Agreements and the execution and filing of an Amendment to the Certificate of Incorporation of Purchaser necessary to permit the issuance of the Shares, (ii) of a valid and binding waiver waiving the anti dilution protection set forth in Purchaser's Certificate of Incorporation with respect to the issuance of the Shares and the issuance of shares of the Purchaser's common stock upon conversion of the Shares and (iii) amendments to Purchaser's Registration Rights Agreement, Shareholders Agreement and Stock Purchase and Exchange Agreement, each dated as of June 30, 1993, in order to permit Seller to become a party thereto, to appoint one representative of the Board of Directors of Purchaser and to receive the other benefits afforded thereby to other holders of the Purchaser's Class A Preferred Stock;

     (l) an agreement mutually acceptable to Purchaser and Seller pursuant to which Seller licenses to Purchaser Seller's Eclipse FAX product; and

     (m)  such other documents and certificates as are contemplated hereby.

     9.08 SCHEDULES. All Schedules to this Agreement and all Related Agreements shall be completed and be in form and substance satisfactory to Seller.

     9.09 MAINTENANCE. Seller and Purchaser shall have agreed to the flat monthly fee to be paid pursuant to Section 11.12 hereof.

                                    ARTICLE X
                             INDEMNIFICATION RIGHTS
                             ----------------------

          10.01 INDEMNIFICATION BY SELLER. Notwithstanding the Closing, Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any claim, suit, action, damage, liability, loss, diminution in value, cost or deficiency (including, but not limited to, reasonable attorneys' fees, and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim) (hereinafter "Claims") threatened against or incurred by Purchaser and arising out of, resulting from or relating to:

     (a) any failure of Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by it pursuant to this Agreement or any Related Agreement;

     (b) any breach of a representation or warranty made by Seller in this Agreement; any failure by Seller to comply with any applicable bulk sales laws;

     (c) any failure by Seller to comply with any applicable state or federal plant closing laws;

     (d) any failure by Seller to comply with any applicable state or federal plant closing laws;

     (e)  any Excluded Liabilities; and/or

     (f) any infringement or alleged infringement of the intellectual property rights of any person or entity based on the use by Purchaser of the Intellectual Property, provided that

          Purchaser provides Seller with reasonable assistance in defending such infringements and alleged infringements.

          10.02 INDEMNIFICATION BY PURCHASER. Notwithstanding the Closing, Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against all Claims (as defined in Section 10.01) threatened against or incurred by Seller and arising out of, resulting from or relating to:

     (a) any breach of a representation or warranty of Purchaser pursuant to this Agreement;

     (b) any failure to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Purchaser pursuant to this Agreement or any Related Agreement;

     (c)  the conduct by Purchaser of the Business following the Closing; and/or

     (d)  any Assumed Liability.

          10.03 CLAIM FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; PROVIDED HOWEVER, that the failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party unless the Indemnifying Party shall have declined or failed to assume the defense of the claim as provided in Section
10.04 below.

          10.04 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 60 days after the date it is given notice of such claim, (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate (but not control) the defense of such action, with its counsel and at its expense. The Indemnifying Party shall not thereafter seek to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement made pursuant to the terms of Section 10.03 hereof.

          10.05 LIMITATION OF LIABILITY. The liability of each of Purchaser and Seller under this Agreement and the Related Agreements to the other party shall in no event exceed the total Purchase Price as set forth in Schedule 12.04 hereof, without regard to the allocation of the Purchase Price set forth therein.

          10.06 REMEDIES. Subject to the set-off rights set forth in Section
11.13 hereof and subject to Section 12.15 hereof, the remedies set forth in this
Article X shall be the exclusive remedies, and are in lieu of all other remedies at law and in equity, for any and all claims which a party hereto has the right to bring under this Article X.

                                   ARTICLE XI
                                CERTAIN COVENANTS
                                -----------------

     11. POST-CLOSING COVENANTS. Provided a Closing occurs under this Agreement, Purchaser and Seller hereby covenant and agree with each other as follows:

          11.01 CONSENTS TO ASSIGNMENT. This Agreement shall not constitute an agreement to assign any Contract, if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way affect the rights of Seller or Purchaser thereunder. If such consent is not obtained, or if any attempted assignment would be ineffective or would affect the Seller's rights, then Purchaser may act as agents for Seller under Section 11.02 in order to obtain for the Purchaser the benefits thereunder; provided, however, that the Purchaser may not incur any liabilities for the account of Seller, or require Seller to incur any liabilities in connection therewith. Notwithstanding the foregoing, Seller will provide to Purchaser all reasonable assistance requested by Purchaser in writing to obtain consents to assignment of the Contracts.

          11.02 POWER OF ATTORNEY. Without limiting any provisions hereof, Seller hereby constitutes and appoints Purchaser the true and lawful attorney for Seller in the name Purchaser and for the benefit of Purchaser: (a) to collect, assert or enforce any claim, right or title of any kind in or of to any of the Purchased Assets or any right of Seller thereunder or with respect thereto that, but for Section 11.01 hereof, would have been conveyed to Purchaser under this Agreement; and (b) to take all action which Purchaser may reasonably deem proper in order to provide for Purchaser the rights and benefits under any of the Purchased Assets that, but for Section 11.01 hereof, would have been conveyed to Purchaser under this Agreement; in each case where any required consent of another party to the sale or assignment thereof to Purchaser pursuant to this Agreement shall not have been obtained. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

          11.03 DATAPRODUCTS. If Xionics is required to issue credits as Pre Paid Royalties for nonrecurring engineering ("NRE") work pursuant to section E of Exhibit B to Amendment No. 2 dated as of September 30, 1994 (the "DP Amendment") to the Computer Technology License Agreement dated March 31, 1992 between Phoenix and Dataproducts Corporation ("DP"), Phoenix will reimburse Xionics for 76.2% of such credits. Such reimbursement shall be made on a quarterly basis as the credits are utilized by DP and subject to receipt by Phoenix of reasonable supporting documentation from Xionics. If DP exercises its Source Code option and/or its Site Licensing option under the DP Amendment prior to 6/30/95, Phoenix's obligation to reimburse Xionics for Pre Paid Royalty credits shall be reduced by the percent obtained by dividing the amount paid by DP for such source code and/or site licenses by 223-5,000 plus the amount paid by DP for such source code and/or site licenses. As an example, if DP pays Xionics the full source code and site license option fees of $170,000, Phoenix's reimbursement obligation shall be reduced by 42%.

          11.04 CONFIDENTIALITY. Purchaser and Seller each acknowledge that, in the course of various dealings and in the preparation of this Agreement, Purchaser and Seller have obtained from each other information concerning the business and technology of the other which is of a confidential and/or proprietary nature. Furthermore, in the future, Purchaser and Seller may continue to obtain access to such confidential and/or proprietary information of the other. Such confidential information includes information concerning products of the Seller or Purchaser (as the case may be), technical information concerning computer software source code and object code and related technical documentation, trade secrets, and marketing, financial and customer information, whether obtained prior to, or in connection with, this Agreement or to be obtained in connection with carrying out the terms of this Agreement or the Related Agreements, whether in tangible form and labeled as confidential or proprietary or, if disclosed verbally, is designated as confidential or proprietary at the time of disclosure and summarized in writing within thirty
(30) days thereafter (collectively, the "Confidential Information").

Following the date hereof, Purchaser and Seller (including their respective directors, officers, employees and agents) agree to retain in confidence and not to disclose any of the Confidential Information of the other, except as may be required by law or government regulation or unless the information sought to be disclosed or used (i) is publicly known as of the date hereof or becomes publicly known through no fault of the other party, or (ii) is lawfully received by the other party from a third party not bound in a confidential relationship regarding the Confidential Information, or (iii) was previously known to the other party, or (iv) was or is independently developed by the other party. Provided however, that the provisions of subsections 11.04 (iii) and (iv) shall not apply to the Intellectual Property.

          11.05 SELLER'S LICENSE/NO HIRE. At any time upon the written request of Seller to Purchaser, Purchaser shall license to Seller all or any portion of the Intellectual Property requested by Seller under terms, conditions and pricing at least as favorable to Seller as the most favorable corresponding terms, conditions and pricing offered by Purchaser to any of its customers for the Intellectual Property. Notwithstanding anything in this Agreement or any Related Agreement to the contrary, Purchaser may terminate Seller's license to the Intellectual Property if Seller uses any of the Intellectual Property to compete directly with Purchaser. Notwithstanding anything in this Agreement or any Related Agreement to the contrary, Seller may terminate Purchaser's license to Seller's Eclipse FAX products if Purchaser uses any of Seller's Eclipse FAX products to compete directly with Seller. From the Closing and until two years after the Closing, Seller shall not hire or solicit for hire any Employee or any other employee of Purchaser unless such Employee or other employee of Purchaser has not been an employee of Purchaser for more than six months prior to the date of hire by Seller.

          11.06 ACCOUNTS RECEIVABLE/OTHER MONIES. Seller agrees that it will promptly deliver to Purchaser, duly endorsed by Seller where appropriate, any monies, checks or instruments received by Seller after the Closing and which belong to Purchaser pursuant to the terms of this Agreement, and prior to such delivery, Seller shall hold such monies, checks and instruments in trust for the benefit of Purchaser. Purchaser agrees that it will promptly deliver to Seller, duly endorsed by Purchaser where appropriate, any monies, checks or instruments received by Purchaser after the Closing and which belong to Seller pursuant to the terms of this Agreement, and prior to such delivery, Purchaser shall hold such monies, checks and instruments in trust for the benefit of Seller. Purchaser and Seller agree that they will cooperate in specifically identifying cash receipts to invoices of Seller and Purchaser.

          11.07 REPURCHASE OF ACCOUNTS RECEIVABLE. Purchaser shall make all reasonable efforts, consistent with its past business practices, to collect the Accounts Receivable. Purchaser agrees to provide Seller with a list of uncollected Accounts Receivable at 30 day intervals from the Closing showing the account name, the current amount due and the aging of amounts due. Purchaser shall allow Seller to assist with collection of any of the Accounts Receivable shown on Purchaser's reports, as mutually agreed, in good faith, by the Purchaser and Seller. Seller, at Purchaser's request given in writing on the applicable dates set forth in this Section, shall repurchase any Accounts Receivable conveyed to Purchaser hereby and uncollected as of the date of Purchaser's request, subject to the following limits: (a) up to $200,000 on October 31, 1994, (b) up to an additional $200,000 on November 30, 1994, and (c) the balance of the uncollected Accounts Receivable on December 31, 1994. The repurchase price of the Accounts Receivable shall be the aggregate face amount of such Accounts Receivable (the "Repurchase Price"). Seller will pay the Repurchase Price to Purchaser in cash within fifteen (15) days of Purchaser's request that Seller make the repurchase provided for in this
Section 11.07 and of Seller's receipt of a valid reassignment of the applicable Accounts Receivable. Seller shall have no obligation to repurchase any Accounts Receivable outstanding on December 31, 1994 with respect to which Seller has not received notice to repurchase prior to January 10, 1995. Notwithstanding any provision of this Agreement or any Related Agreement to the contrary, Seller shall pay and perform the repurchase obligations set forth above as and when required by this Section 11.07 without set-off, deduction or withholding of any kind, and without regard to any payment obligation Purchaser may have, or be alleged to have, to Seller under this Agreement or any Related Agreement. Nothing herein shall limit Seller's rights to seek reimbursement for any amounts it was improperly required to pay under this Section.

          11.08 TRADEMARK LICENSE. Provided that the Closing actually occurs, Seller hereby grants to Purchaser an exclusive, royalty-free license to Phoenix's right to the trademark "PhoenixPage" in the style set forth in the Schedule to this Section ("Phoenix's Rights") for use only in connection with the Intellectual Property and any product which is a derivative of or includes, as a material component, any portion of the Intellectual Property. Purchaser may allow Purchaser's customers to include the trademark "PhoenixPage" on any of their products (and the related documentation) which include, as a material component, any product of Purchaser with which Purchaser is licensed to use such trademark. Use of the trademark "PhoenixPage" by Purchaser's customers shall be subject to all of the restrictions applicable to Purchaser's use of such trademark. Notwithstanding the foregoing, Purchaser shall discontinue, and cause Purchaser's customers to discontinue within ninety days, all uses of the Phoenix Rights on the earlier of (i) the ninety-ninth anniversary following the Closing Date, and (ii) thirty (30) days after receiving a notice from Seller to the effect that Seller has determined, acting in good faith, that the quality of any of Purchaser's products or services used or marketed in connection with the term "PhoenixPage" fail to conform, in any material way, to the current quality standards established by Seller as of the date of this Agreement and as reasonably changed from time to time by Seller, provided that Seller applies any such changed quality standards to Seller's own products. Upon request by Seller from time to time, Purchaser shall provide to Seller at no charge, samples of all software provided by Purchaser to its customers for incorporation into, or use with, Purchaser's customers' products with which the "PhoenixPage" trademark will be used. Seller shall provide Purchaser with written notice of any failure to conform to the foregoing standards and Purchaser shall have thirty (30) days from receipt of such notice in which either to remedy such deficiency or to provide Seller with a written plan reasonably acceptable to Seller to correct the identified deficiency, otherwise all of Purchaser's rights, and all of Purchaser's customers' rights, to use the Phoenix's Rights shall be irretrievably lost, and Purchaser and Purchaser's customers shall discontinue all use of the Phoenix Rights within the ninety day period referenced above. Purchaser shall (1) not use the word "phoenix" separately or with any word other than the word "page" in marketing Purchaser's products or promoting Purchaser's business; (2) use Purchaser's company name "Xionics" prominently with each use of the Phoenix Rights and on each product with which the Phoenix Rights are associated in such a manner so as to clearly indicate that the product referenced is a Xionics product and not a Phoenix product; (3) not use the word "phoenix" in any manner disparaging to the business or reputation of Seller; and (4) not transfer (except as expressly set forth in the second sentence of this Section 11.08) any of the rights granted to Purchaser under this Section 11.08 to any person or entity. Seller shall have the right to terminate all of Purchaser's rights to use the Phoenix Rights upon thirty days written notice to Purchaser if Purchaser violates any provision of the preceding sentence and (a) such violation is not remedied, or Purchaser has not provided to Seller a written plan to correct such violation reasonably satisfactory to Seller, within such thirty day period, or (b) there has been three or more violations in any twelve month period.

          11.09 LOAN. In the event that the revenues attributable to the Purchased Assets (which, for the purposes of this Section, shall not include any revenue from Hewlett Packard Company ("HP") due under the agreement between Seller and HP dated as of September 30, 1994) in the quarter ending December 31, 1994 are less than $2,500,000 and the cumulative cash collected by Xionics relating to the Purchased Assets (including any payments made by Seller pursuant to Section 11.07 hereof: Repurchase of Accounts Receivable, and all payments received by Purchaser from HP) is less than $4,500,000 at the close of business on March 31, 1995, then Seller will loan to Xionics an amount equal to the difference between the actual cash so collected by Xionics at the close of business on March 31, 1995 and $4,500,000. In no event will such loan amount exceed $375,000. Such loan will be made to Xionics within fifteen (AS) days after receipt by Seller of supporting documentation reasonably satisfactory to Seller detailing the revenues for the quarter ended December 31, 1994 and the cash collected prior to April 1, 1995, but no earlier than April 15, 1995. Such loan will bear interest from the date that the proceeds thereof are received by Purchaser at the rate of 10% per annum, payable in arrears on the first day of each calendar quarter with the first payment due on July 1, 1995 and will be secured by the Purchased Assets. The total principal amount of the loan together with any accrued interest will be repaid to Seller no later than March 31, 1996. Xionics will execute a promissory note and security agreement in form and substance satisfactory to Seller to evidence this loan. Phoenix will subordinate such promissory note and the related security interests to Xionics' bank factoring and operating credit lines and related security interests to the same extent as the Promissory Note and its related security interests. Xionics undertakes to exert all reasonable efforts consistent with normal business practices to achieve revenues from the Purchased Assets of at least $2,500,000 in the quarter ending December 31, 1994 and to maximize cash collections prior to April 1, 1995.

          11.10 KME. Notwithstanding Section 1.04 hereof and the Schedule thereto, the "Computer Technology License Agreement" dated December 26, 1993 between Phoenix and Kyushu Matsushita Electric (the "KME Agreements") is not being assigned to Purchaser with the other Contracts at the Closing. Xionics shall provide to Phoenix the services of the Employees, as reasonably and in good faith agreed by Xionics and Phoenix from time to time, for Phoenix to perform its obligations under the KME Agreement. Phoenix will provide Xionics with at least two weeks notice prior to discontinuing such services. If Xionics fails to provide such services to Phoenix, the KME Agreement shall be deemed assigned to Xionics under this Agreement as of the date of such failure. Phoenix shall pay Xionics for such services at the rate of $800 per engineering, project management or quality assurance man-day. Xionics will issue invoices for such services to Phoenix monthly, with net 30 day payment terms. At any time upon receipt by Phoenix of written notice from Xionics, Phoenix will assign to Xionics the KME Agreement subject and pursuant to all of the terms and conditions of this Agreement, effective as of the date of receipt by Phoenix of such notice. The KME Agreement shall not be deemed a Contract until receipt by Phoenix of the notice from Xionics referenced in this Section and the KME Agreement shall be deemed a Contract as of the date of receipt by Phoenix of such notice. Phoenix will not, without the prior consent of Xionics which consent shall not be unreasonably withheld or delayed, amend the KME Agreement.

          11.11 SHARP. In the event that Sharp Corporation ("Sharp") contests NRE charges relating to the Sharp JX9680 printer project and Sharp is entitled to a credit for NRE work done on that project prior to December 31, 1994 and Xionics does in fact issue such a credit prior to March 31, 1995, then; (1) if the basis for Sharp's claim for such credit is limited principally to occurrences after the Closing, Phoenix shall have no obligation or liability with respect to such credit: and (2) if the basis for Sharp's claim for such credit either (a) includes material occurrences both prior to and after the Closing or (b) is limited principally to occurrences prior to the Closing, Phoenix agrees to reimburse Xionics for one half of the amount of such credit. Xionics shall exercise all reasonable efforts to collect all amounts due from Sharp and avoid the issuance of any credit to Sharp, including but not limited to consulting with Phoenix on ways to eliminate the need to issue a credit. All payments due under this Section shall be made by Phoenix to Xionics promptly upon receipt by Phoenix of written evidence reasonably satisfactory to Phoenix that Xionics has issued such a credit and otherwise complied with the provisions of this Section. Phoenix shall have no obligation under this Section if Xionics performs any NRE work for Sharp that is not agreed to by Sharp in a manner consistent with the past practices between Sharp and Phoenix.

          11.12 MAINTENANCE/WARRANTS OBLIAATIONS. As part of the Assumed Liabilities, Xionics may, among other things, be required to perform (1) written maintenance and training obligations for certain projects where Phoenix has collected payment specifically allocated to such maintenance and training obligations intended to be performed in the future and that are described on the Schedule to this Section, or (2) written source code warranty obligations for code delivered by Phoenix prior to the Closing, or (3) written NRE warranty obligations for NRE work performed by Phoenix prior to the Closing. Xionics and Phoenix will attempt to develop a mutually agreeable flat monthly fee to be paid by Phoenix to Xionics as reimbursement for all of the obligations set forth above in this Section 11.12. In the event that such mutual agreement is not reached on or before October 31, 1994, Phoenix will reimburse Xionics for all such obligations on a time and materials ("T&M") basis. The T&M rate will be $800 per engineering, project management or quality assurance man-day and will be billed to Phoenix monthly, with net 30 day payment terms. Xionics will also provide Phoenix, on the last day of each month, with a monthly ninety-day rolling forecast of services anticipated to be performed for the obligations specified above in this Section (which forecast will not limit Phoenix's obligations hereunder). Notwithstanding the foregoing, Phoenix's reimbursement to Xionics for any warranty work performed by Xionics regarding the obligations specified above in this Section and which is related to NRE projects where Phoenix and Xionics both received revenue, shall be reduced proportionately based on the NRE revenue received by Phoenix and Xionics.

          11.13 SET OFF. Purchaser may set off against any amount due to Seller under this Agreement or any Related Agreement the full amount of any payment obligation of Seller to Purchaser under this Agreement or any Related Agreement that has come due but has not been paid but only if (i) Purchaser shall have provided Seller with written notice (the "Set-Off Notice") of its intention to set off amounts due to Seller not less than 15 days prior to setting off any such amount, and (ii) the Set-Off Notice shall set forth in reasonable detail the nature of such claim and the amount of the payment obligation to be set off, and (iii) Seller shall have failed to cure or resolve the matters relating to such set-off claim prior to the date any such amounts to be set off would otherwise be required to be paid to Purchaser, and (iv) Purchaser's board of directors has (a) determined in good faith that such a set-off is permitted under this Section 11.13 and (b) has voted at a meeting of such board of directors, or by unanimous written consent in lieu of meeting, to make such set-off. Purchaser's rights set forth in this Section 11.13 shall in no way be construed as limiting Seller's right to challenge any set-off claimed or asserted by Purchaser. In the event that Seller disputes Purchaser's right of set-off and Seller ultimately prevails in such dispute, Purchaser shall pay to Seller the amount improperly set-off plus interest thereon at the rate of 24% per annum or the highest rate allowed by law, whichever is lower, compounded monthly. Except as expressly permitted by this Section 11.13, Purchaser shall make all payments due under this Agreement and the Related Agreements without set-off, deduction or withholding.

         Seller may set off against any amount due to Purchaser under this Agreement (except those due under Section 11.07 hereof) or any Related Agreement the full amount of any payment obligation of Purchaser to Seller under the Promissory Note that has come due but has not been paid but only if (i) Seller shall have provided Purchaser with written notice (the "Set-Off Notice") of its intention to set off amounts due to Purchaser not less than 15 days prior to setting off any such amount, and (ii) the Set-Off Notice shall set forth in reasonable detail the nature of such claim and the amount of the payment obligation to be set off, and (iii) Purchaser shall have failed to cure or resolve the matters relating to such set-off claim prior to the date any such amounts to be set off would otherwise be required to be paid to Seller. Seller's rights set forth in this Section 11.13 shall in no way be construed as limiting Purchaser's right to challenge any set-off claimed or asserted by Seller. In the event that Purchaser disputes Seller's right of set-off and Purchaser ultimately prevails in such dispute, Seller shall pay to Purchaser the amount improperly set-off plus interest thereon at the rate of 24% per annum or the highest rate allowed by law, whichever is lower, compounded monthly. Except as expressly permitted by this Section 11.13, Seller shall make all payments due under this Agreement and the Related Agreements without set-off, deduction or withholding.

          11.14 OPERATION OF BUSINESS. From and after the date that this Agreement is signed by both parties hereto and until the Closing, Seller shall operate the Business in the usual and ordinary course consistent with past practice. Seller shall use all reasonable efforts to preserve intact the Purchased Assets and the good will of the Business and existing relationships with suppliers, customers, employees and others having a business relationship with Seller relative to the Business. Seller shall not, without the prior consent of Purchaser, except in the ordinary course of business consistent with past practices, (1) sell, transfer or otherwise dispose of any of the Purchased Assets, (2) enter into any new contract, agreement or commitment relating to the Business or any of the Purchased Assets, (3) amend or waive any material rights of Seller with respect to any accounts receivable or contracts or agreements of Seller relating to the Business or the Purchased Assets, or (4) terminate any of the Employees or hire any new employees.

          11.15 TRIGEM. Trigem Computer Inc. ("Trigem") has a prepaid royalty credit with Seller which credit may be applied both to sales by Trigem of products covered by the Computer Technology License Agreement dated May 10, 1993 between Seller and Trigem (the "Trigem Agreement") and which relate to sales by Trigem of products covered under other agreements with Seller which other agreements are not Contracts under Section 1.04 hereof. Upon receipt by Seller of royalty reports from Trigem which relate to such prepaid royalty credit, Seller will reduce Trigem's prepaid royalty credit by the total amount of royalties due from Trigem and pay to Purchaser that portion of such royalties applicable to products sold under the Trigem Agreement, until Trigem's prepaid royalty credit has been fully utilized, after which no further payments will be due from Seller regarding the Trigem prepaid royalty credit. Purchaser acknowledges that the effect of this Section 11.15 is that Purchaser will receive only a portion of the Trigem prepaid royalties and that such portion can not be determined at this time.

                                   ARTICLE XII
                                  MISCELLANEOUS
                                  -------------

          12.01 BROKERS. Except for Broadview Associates, advisor to the Seller, Purchaser and Seller represent and warrant to each other that there are no brokerage or finders' fees in connection with the transactions contemplated hereby resulting from any actions taken by them.

          12.02 SURVIVAL. All of the representations and warranties contained in Articles VI and VII hereof, and all of the obligations and liabilities of Purchaser and Seller contained in this Agreement and/or any Related Agreement, shall survive the Closing.

          12.03 FURTHER ASSURANCES. From and after the Closing, upon the reasonable request of either party from time to time, and at the requesting party's expense, the other party shall execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be reasonably necessary or desirable in the opinion of the requesting party to protect, perfect or defend the right, title or interest of Xionics in the Purchased Assets and/or otherwise to effect the transactions contemplated by this Agreement and the Related Agreements.

          12.04 TAX MATTERS. The Purchase Price will be allocated among the Purchased Assets by Purchaser and Seller in accordance with the Schedule to this Section. Neither Purchaser nor Seller shall take any tax position inconsistent with the allocation set forth in such schedule.

          12.05 AMENDMENT. This Agreement may not be amended except by written agreement of Seller and Purchaser.

          12.06 GOVERNING LAW: Severability. This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts, excluding its conflict of law rules. Seller and Purchaser consent to the jurisdiction of the Massachusetts state courts and the US federal courts located within Massachusetts and agree that process may be served in any manner allowed by Massachusetts or federal law. If any provision of this Agreement is declared invalid by any tribunal, such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. If the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deleted from this Agreement as though it had never been included herein. In either case, the other provisions of this Agreement shall remain in effect.

          12.07 WAIVER. The failure of Seller or Purchaser to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition.

          12.08 HEADINGS. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          12.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          12.10 NOTICES. Any notice to be given hereunder shall be given in writing and delivered or mailed by registered or certified mail, return receipt requested, in the case of Seller, to:

                  Phoenix Technologies Ltd.
                  846 University Avenue
                  Norwood, MA 02062
                  Attn: Chairman

with a copy sent in a separate mailing to:

                  Phoenix Technologies Ltd.
                  846 University Avenue
                  Norwood, MA 02062
                  Attn: General Counsel

and, in the case of Purchaser, to:

                  Xionics International Holdings, Inc.
                  2 Corporation Way
                  Peabody, MA 01960
                  Attn: President

or to such other address Purchaser may designate by notice in writing to the other, provided that no party may designate that notices be sent to more than two locations at any particular time.

          12.11 BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          12.12 EXPENSES. All expenses incurred by, on behalf of, or for the benefit of Seller or Purchaser in connection with the negotiation, execution and delivery of this Agreement and the Related Agreements, including without limitation, legal, advisory, investment banking and accounting fees, shall be the responsibility of and for the account of the party who ordered or for whose benefit the particular service or particular expense was incurred.

          12.13 PUBLIC ANNOUNCEMENT. Except as required by law, neither party shall disclose, by public announcement or otherwise, the existence or contents of this Agreement or the terms of the transactions contemplated hereby, provided, however, the parties shall issue a joint press release in form and substance, and at a time, mutually agreeable to Purchaser and Seller. Seller and Purchaser shall also agree on appropriate statements, and the timing thereof, to be made to customers, vendors and employees of both parties regarding this transaction.

          12.14 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto or their successors and assigns, including without limitation the Employees.

          12.15 EQUITABLE REMEDIES. If in any instance under this Agreement or a Related Agreement money damages are not an adequate remedy, either Purchaser or Seller may seek equitable remedies, including specific performance and injunctive relief. Also, Seller acknowledges that the Intellectual Property is unique and that, if Seller fails to transfer the Intellectual Property to Purchaser as required by this Agreement, Purchaser shall have the right to seek specific performance and/or injunctive relief.

          12.16 ENTIRE AGREEMENT. This Agreement and the Schedules and attachments hereto, the Related Agreements, the related closing documents and other agreements executed and delivered in connection herewith constitute the entire agreement between Seller and Purchaser with respect to the transactions contemplated hereby, superseding all prior understandings and agreements between Seller and Purchaser with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed under seal as of the day and year first above written.




                                           PHOENIX TECHNOLOGIES LTD.

                                           By: /s/
                                               ------------------------------
                                           Title:  CEO
                                                 ----------------------------


                                           XIONICS INTERNATIONAL HOLDINGS, INC.

                                           By:_____________________________

                                           Title:____________________________

THIS NOTE IS SUBORDINATE TO THE COMPANY'S "SENIOR DEBT" (AS DEFINED BELOW) AND THE LIENS SECURING SUCH SENIOR DEBT, IN MANNER AND TO THE EXTENT SET FORTH IN ONE OR MORE SUBORDINATION AGREEMENTS BETWEEN THE HOLDERS OF THIS NOTE AND THE COMPANY'S SENIOR LENDERS.

                             Secured Promissory Note
                             -----------------------


                       XIONICS DOCUMENT TECHNOLOGIES, INC.

$2,734,000.00                                                   January 1, 1996


     For value received, Xionics Document Technologies, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of Phoenix Technologies Ltd., a Delaware corporation ("Payee"), pursuant to the terms hereof, the principal sum of Two Million Seven Hundred Thirty-Four Thousand Dollars ($2,734,000.00), and to pay interest from the date hereof on the unpaid balance of said principal sum remaining from time to time at an annual rate of interest of eight percent (8%) (subject to adjustment as provided in Section 3 below). On the fifteenth day after the end of each calendar quarter after the date hereof, with the first payment due on April 15, 1996, the Company shall pay to the Payee all unpaid interest on the outstanding principal amount of this Note that shall have accrued through the last day of such calendar quarter. In addition to such interest payments, on the fifteenth day after the end of each calendar quarter commencing with the calendar quarter ending September 30, 1998 and continuing for the next twelve (12) successive calendar quarters, the Company will pay to the Payee an installment of principal. The first such installment shall be in the amount of Sixty-Four Thousand Nine Hundred Dollars ($64,900.00); each of the next six (6) installments shall be in the amount of One Hundred Sixty-Four Thousand Nine Hundred Fifty Dollars ($164,950.00); and each of the remaining six (6) installments shall be in the amount of Two Hundred Seventy Nine Thousand Nine Hundred Dollars ($279,900.00). The first installment of principal shall be due on October 15, 1998. Installments of principal and interest shall be allocated first to interest and the balance to principal. Any remaining principal balance, together with interest thereon, shall be payable at the Maturity Date, as set forth below. Principal and interest shall be payable in lawful money of the United States of America, at the principal office of the Payee or at such other place as the legal holder may designate from time to time in writing to the Company. Interest shall be computed on the basis of a 360-day year and a 30-day month.

1. The Payee has agreed to cancel and surrender that certain Secured Promissory Note of the Company in the amount of Three Million Two Hundred Ninety-Nine Thousand Dollars ($3,299,000) dated August 25, 1995 (the "August Note") in exchange for the Company's issuance of this Note and the giving of a release of certain matters as set forth in a letter agreement effective as of the date hereof between the Company and the Payee. The Company acknowledges that the Payee has marked the August Note "CANCELLED" as of January 1, 1996, and has surrendered it to the Company.

2. MATURITY. Notwithstanding anything to the contrary, the entire unpaid principal balance of this Note, together with all interest thereon, shall be immediately due and payable on October 15, 2001 (the "Maturity Date"). Also, on the date of closing of each sale of capital stock by the Company pursuant to a registration statement filed by the Company with the Securities and Exchange Commission in connection with the public offering of the Company's capital stock, the Company shall pay to the Payee the lesser of (a) the entire unpaid principal balance of this Note together with all interest thereon and (b) one-half of the net proceeds (aggregate offering price to the public less underwriter's discount, legal, accounting and filing fees) of such sale of capital stock.

3. OVERDUE INTEREST RATE. Upon the occurrence of an Event of Default under
Section 5(a) hereof, interest on all overdue payments (whether of principal or interest and whether due upon acceleration, scheduled payment or otherwise) shall thereafter accrue at an annual rate often percent (10%) and be payable on demand.

4. PREPAYMENT. The principal sum of this Note may be prepaid in whole or in part by the Company at any time and from time to time without premium or penalty.

5. DEFAULTS. Upon the occurrence of any of the following events (each of which is herein called an "Event of Default"):

     a) default occurs in the payment when due of principal or interest (whether due upon acceleration, scheduled payment or otherwise) on this Note and such default continues for a period of seven calendar days after receipt by the Company of written notice thereof from the Payee;

     b) any representation or warranty made by the Company in this Note, that certain Asset Purchase Agreement dated as of September 30, 1994 between the Company and the Payee, any Related Agreement (as defined in the Asset Purchase Agreement), or that certain Securities Purchase Agreement among the Company, the Payee, and certain other stockholders of the Company dated August 25, 1995, shall have been false in any material respect when made;

     c) default occurs in the due observance or performance of any covenant, condition, obligation or agreement contained (1) in this Note; or (2) in Article X of the Asset Purchase Agreement if the default involves a Claim for $100,000 or more; or (3) in Section 11.06 or 11.10 of the Asset Purchase Agreement;

     d)   the Company shall

          i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or any of its property;

          ii)  admit in writing its inability to pay its debts as they nature;

          iii) make a general assignment or trust mortgage for the benefit of creditors;

          iv) commence any proceeding seeking relief under Title 11 of the United States Code or under any other federal or state bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or file any answer admitting the material allegations of a petition filed against it in any proceeding under any such law; or

          v) take corporate action for the purpose of effecting any of the foregoing;

     e) there shall be entered against the Company an order of relief under Title 11 of the United States Code, or any other order, judgment or decree by any court of competent jurisdiction, approving the dissolution, liquidation, or winding up of the Company or appointing a receiver, trustee or liquidator of the Company or of an or a substantial portion of the assets of the Company; or any petition seeking an order of relief under Title 11 of the United States Code or any other such petition is filed against the Company and is not stayed or dismissed within 90 days after the date of such filing;

     f) a final judgment shall be entered against the Company by any court for the payment of money which, together with all other outstanding judgments against the Company, exceeds $100,000 in the aggregate (net of any insurance payments payable with respect thereto), or a warrant of attachment or execution or similar process shall be issued or levied against property of the Company which, together with all other such property of the Company subject to such process exceeds $100,000 in the aggregate, and if, within 90 days after the entry, issue or levy thereof, such judgment, warrant, or process shall not have been discharged or stayed pending appeal, or if, within 30 days after the expiration of any such stay, such judgment, warrant, or process shall not have been discharged; or

     g) default in any instrument governing any "Senior Debt" (as defined below), if such default results in the acceleration of such Senior Debt prior to its express maturity then, and in case of each and every such Event of Default, and at any time thereafter during the continuance of such Event of Default, the holder of this Note may, by written notice to the Company, declare the entire amount of this Note forthwith to be due and payable, both as to principal and interest, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

6. SECURITY.

     a)   GRANT OF SECURITY INTEREST.

          i) COLLATERAL. For purposes of this Note, the term "Collateral" shall mean the Purchased Assets as defined in the Asset Purchase Agreement and any and all additions, accessions and substitutions thereto or therefor, and proceeds and products thereof.

          ii) SECURITY INTEREST TO PAYEE. As security for the payment and performance of any and all liabilities and obligations (direct or indirect, absolute or contingent, sole, joint, several, secured or unsecured, now existing or hereafter arising) of the Company to the Payee arising under this Note, the Company hereby grants to the Payee a continuing security interest in the Collateral.

     b) FINANCING STATEMENTS AND OTHER ACTION. The Company agrees to do all actions which the Seller reasonably deems necessary or desirable to protect and perfect the security interests granted herein or to otherwise carry out the provisions of this Section 6, including but not limited to the execution of financing, continuation, amendment and termination statements under the Uniform Commercial Code, assignments, and similar instruments, and the procurement of waivers and disclaimers of interest in the Collateral by the owners of any real estate (including lessors and mortgagees) on which the Collateral itself is located The Company hereby appoints the Payee as its attorney in fact, irrevocably, to do all acts and things which the Company may be required to do under this Note or which the Payee may reasonably deem necessary to perfect and continue perfected the security interests created by this Section 6. This power, being coupled with an interest, is irrevocable as long as the Company is indebted to the Payee under this Note. The Company will at the request of the Payee execute and deliver any and all documents and instruments and take any and all action as the Payee may reasonably require more completely to vest in and assure to the Payee the rights under this Note and/or in any of the Collateral.

     c) COMPANY'S PRINCIPAL PLACE OF BUSINESS. The Company represents and warrants to the Payee that the Company's principal place of business is located at 70 Blanchard Road, Burlington, Massachusetts. The Company shall give the Payee prior written notice of any change in the information contained in this Section 6.

     d) LOCATION OF COLLATERAL. The Company hereby represents and warrants to the Payee that all of the Collateral is located in Burlington, Massachusetts. The Company covenants that unless the Payee shall have received at least thirty days prior written notice, none of the Collateral shall be located at any location other than as set forth in the preceding sentence or shall be removed from such location, except in the ordinary course of business.

     e) CHANGE OF NAME. ETC. The Company represents and warrants to the Payee that the Company will not change its name or identity without giving the Payee at least thirty days prior written notice thereof and, in connection with any such change, the Company will execute and deliver, or cause to be executed and delivered, to the Payee all such additional security agreements, financing statements and other documents as the Payee shall reasonably request.

     f) ENCUMBRANCES. The Company represents and warrants to the Payee that the Company has good title to the Collateral and that there are no liens, security interests or other encumbrances against the Collateral other than those of the Payee granted hereunder and those of the Company's senior lenders now existing or hereafter arising under the senior lender's financing and security documents. The Company covenants to notify promptly the Payee of any claim, lien, security interest or other encumbrance made against the Collateral and shall defend the Collateral against any claim, lien, security interest or other encumbrance adverse to the Payee's interest therein, except those of the Company's senior lenders now existing or hereafter arising under the senior lenders' financing and security documents.

     g) SALES. The Company shall not sell, lease, transfer or otherwise dispose of the Collateral or any interest therein, except the granting of non-exclusive licenses to use the Intellectual Property in the ordinary course of business, without the prior written consent of the Payee, or unless the Company pays the Payee immediately on receipt thereof the net proceeds of such sale, lease, transfer or disposition and such net proceeds equal at least 85% of the fair market value of the Collateral sold, leased, transferred or disposed of, nor shall the Company mortgage, or create a security interest in or lien upon the Collateral in favor of any person other than the Payee and the Company's senior lenders to which this Note is subordinate as set forth herein, or permit anything to be done that may impair, in a material fashion, the value of the Collateral or the security intended to be afforded by this Note, except for the granting of security interests to the Company's senior lenders now existing or hereafter arising under the senior lenders' financing and security documents as set forth in Section 9. below or the exercise of rights with respect thereto by such senior lenders.

     h) RIGHTS ON DEFAULT WITH RESPECT TO COLLATERAL. If an Event of Default shall occur, the Payee may:

          i) exercise the rights and remedies accorded to a secured party under the Uniform Commercial Code or other law or under any instrument or document securing the obligations of the Company to the Payee (including without limitation thereto the right to take immediate possession of the Collateral);

          ii) perform any warranty, covenant or agreement which the Company has failed to perform under this Section 6;

          iii) take any and all other action which the Payee deems necessary or desirable to protect the Collateral or the security interests granted herein.

          After an Event of Default, the Company, upon demand by the Payee, shall assemble the Collateral at the Company's cost and make it available to the Payee at a place to be reasonably designated by the Payee. In addition, at the option of the Payee, upon the happening of any Event of Default, the Payee may pay for insurance on the Collateral, may pay for the maintenance and repair of the Collateral, may pay any taxes, assessments or other charges on the Collateral which it in good faith has determined to be due, and may discharge any other security interest in or lien upon the Collateral and the amount of such expenditures shall be added to the indebtedness of the Company to the Payee under this Note, shall earn interest at the applicable rate set forth in this Note, and shall be secured by the security interests granted herein. The Payee shall have no obligation to the Company to make any such expenditures nor shall the making thereof relieve the Company of any Event of Default.

          The requirement of the Uniform Commercial Code that the Payee give the Company reasonable notice of any proposed sale or disposition of the Collateral shall be met if such notice is given at least seven
          (7) days before the time of such sale or disposition.

          The reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by the Payee shall be paid by the Company to the Payee and shall include, but not be limited to, reasonable fees of attorneys and legal expenses incurred by the Payee and the payment thereof shall be secured by this Section 6.

     i) WAIVERS. The Company hereby waives demand, notice, protest, notice of acceptance of this Note, notice of Collateral received or delivered or other action taken in reliance hereon and an other demands and notices of any description with respect to the Collateral. The Company assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of Collateral to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereof and the settlement, compromising or adjusting thereof, all in such manner and at such time or times as the Payee may deem advisable. The Payee may exercise its rights with respect to the Collateral without resorting to and without regard to other collateral or sources for reimbursement for liability. The Payee shall not be deemed to have waived any of its rights on or under any obligation of the Company to the Payee or the Collateral unless such waiver is in writing and signed by the Payee. No delay or omission on the part of the Payee in exercising any right with respect to the Collateral shall operate as a waive of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of the Payee with respect to the Collateral shall be cumulative and may be exercised separately or concurrently.

7. COSTS OF COLLECTION. In case any payment herein provided for shall not be paid when due, the Company further promises to pay all costs of collection, including but not limited to an reasonable attorneys' fees.

8. SET-OFF. The Company may, without limitation of any of its other remedies hereunder, under the Asset Purchase Agreement or otherwise, set off against any amount due to the Payee under this Note the full amount of any payment obligation of the Payee to the Company under the Asset Purchase Agreement or any Related Agreement that has come due but has not been paid but only if (i) the Company shall have provided the Payee with written notice (the "Set-Off Notice") of its intention to set off amounts due to the Payee not less than 15 days prior to setting off any such amount, and (ii) the Set-Off Notice shall set forth in reasonable detail the nature of such claim and the amount of the payment obligation to be set off, and (iii) the Payee shall have failed to cure or resolve the matters relating to such set-off claim prior to the date any such amounts to be set off would otherwise be required to be paid to the Company, and
(iv) the Company's board of directors has (a) determined in good faith that such a set-off is permitted under this Section 8 and (b) has voted at a meeting of such board of directors, or by unanimous written consent in lieu of meeting, to make such set-off. The Company's rights set forth in this Section 8 shall in no way be construed as limiting the Payee's right to challenge any set-off claimed or asserted by the Company. In the event that the Payee disputes the Company's right of set-off and the Payee ultimately prevails in such dispute, the Company shall pay to Payee the amount improperly set off plus interest thereon at the rate of 24% per annum or the highest rate allowed by law, whichever is lower, compounded monthly.

Except as expressly permitted by this Section 8, the Company shall make all payments due under this Note without set-off, deduction or withholding.

9. SUBORDINATION. This Note and the liens securing the Company's obligations hereunder, shall be subordinate to the Company's "Senior Debt" (as that term is defined in Exhibit B attached hereto) and the liens securing the Company's obligations with respect to such Senior Debt, to the extent and as set forth in such Exhibit. Upon the execution of senior financing agreements from time to time by the Company, the Payee agrees to execute and deliver such subordination agreements as may be required by the Company's senior lender, to subordinate the obligations of the Company to the Payee under this Note, and all liens securing such obligations, to such Senior Debt, and the liens securing the same, all substantially on the terms set forth in Exhibit B attached hereto.

10. CONVERSION OF PRINCIPAL TO CLASS C PREFERRED STOCK. The Payee has the right to convert up to Three Hundred Forty Thousand Dollars ($340,000.00) of the principal amount of this Note to shares of the Company's Class C Preferred Stock, at a price of Two Dollars and Ninety and Sixty-five Hundredths Cents ($2.9065) per share, by giving written notice to the Company on or before June 30, 1998. In the event the Payee exercises this option, the Company will pay accrued interest on the principal amount converted up through the date of conversion. The Company covenants to keep 116,979 shares of its authorized Class C Preferred Stock reserved against the Payee's exercise of this option through June 30, 1998.

11. DEFINITIONS. Those capitalized terms not defined herein shall have the meanings accorded to them in the Asset Purchase Agreement.

12. GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, excluding its conflict of law rules, and shall have the effect of a sealed instrument.



                                      XIONICS DOCUMENT TECHNOLOGIES, INC.


                                      By: /s/ Gerard T. Feeney
                                         ------------------------------------
                                      Name: Gerard T. Feeney
                                           ----------------------------------
                                      Title:  CFO
                                            ---------------------------------

[XIONICS letterhead]


                                                                    EXHIBIT A
                                                                    ---------


February 1, 1996

Phoenix Technologies Ltd.
2770 De La Cruz Boulevard
Santa Clara, CA 95050

Re: Resolution of Lexmark Prepaid Royalty Issue
    -------------------------------------------

Gentlemen:

This will confirm our understanding and agreement regarding the resolution of the above-referenced matter.

Phoenix Technologies Ltd. ("Phoenix") agrees to cancel that certain $3,299,000.00 promissory note dated August 25, 1995 from Xionics Document Technologies, Inc. ("Xionics") in favor of Phoenix and to accept a new promissory note from Xionics in the principal amount of $2,734,000.00 (representing a reduction of principal in the amount of $565,000.00) in lieu thereof. In consideration of such reduction of principal, Xionics hereby releases Phoenix from any and all claims Xionics may have against Phoenix arising out of Phoenix's failure to disclose the correct amount of prepaid royalties attributable to Lexmark International, Inc. as part of that certain Asset Purchase Agreement by and between Phoenix and Xionics dated as of September 30, 1994. Such cancellation of the August 25, 1995 note, issuance of the new note and release are all effective as of January 1, 1996.

Please indicate your acceptance of the above by signing both copies of this letter in the space provided below and returning one to Xionics, keeping the other for your records.

Very truly yours,

XIONICS DOCUMENT TECHNOLOGIES, INC.





/s/ Gerard T. Feeney
- ------------------------------
Gerard T. Feeney
Chief Financial Officer

AGREED TO AND ACCEPTED
Phoenix Technologies Ltd.


By:___________________________       Date:_______________________

                                    EXHIBIT B
                                    ---------

                             TERMS OF SUBORDINATION
                             ----------------------


     The Company's obligations to Seller under this Note ("JUNIOR OBLIGATIONS"), and the liens in favor of Seller securing such obligations ("Junior Liens"), shall be subordinate and junior to the Company's obligations under one or more working capital lines of credit and bank financing arrangements ("SENIOR DEBT"), and to the liens from time to time securing such obligations ("SENIOR LIENS") on the terms set forth herein.

     1. PAYMENT BLOCKAGE UPON PAYMENT DEFAULT. During the continuance of any payment event of default under the instruments governing any Senior Debt ("PAYMENT DEFAULT"), the Company will not make, and no holder of Junior Obligations will accept, any payment or other distribution on account of such Junior Obligations.

     2. BLOCKAGE PERIOD UPON COVENANT DEFAULT. During the continuance of any default or event of default under the instruments governing any Senior Debt (other than a Payment Default) ("NON-PAYMENT DEFAULT"), the holder of Senior Debt may, by giving a notice to the Company and the holder of the Junior Obligations of such default or event of default, block payments or distributions on account of Junior Obligations for up to 180 days in any period of 365 consecutive days.

     3. REMEDY BLOCKAGE PERIOD. During the continuance of any Payment Default or Non-Payment Default, the holder of Senior Debt may, by giving a notice to the Company and the holder of the Junior Obligations of such Payment Default or Non-Payment Default, block any enforcement action in respect of the Junior Obligations by the holder thereof for up to 180 days in any period of 365 consecutive days, PROVIDED, that if the Senior Debt is accelerated, the holder of Junior Obligations may give notices of default and/or accelerate the Junior Obligations during any such blockage period, but may not take any further enforcement action.

     4. JUNIOR LIENS SUBORDINATED. The Junior Liens shall be subordinated to the Senior Liens in all respects. All proceeds of any sale of any property covered by any Senior Liens shall be paid to the holder of Senior Debt until all Senior Debt is paid in full.